Exhibit 99.1

Carlyle Prices $425 Million Senior Notes Offering

Washington, DC – Global investment firm The Carlyle Group L.P. (NASDAQ: CG) (“Carlyle”) priced its offering of $425 million of 3.500% senior notes due 2029 of Carlyle Finance Subsidiary L.L.C., its indirect subsidiary. The notes will be fully and unconditionally guaranteed by The Carlyle Group L.P. and its indirect subsidiaries Carlyle Holdings I L.P., Carlyle Holdings II L.P. and Carlyle Holdings III L.P. Carlyle intends to use the net proceeds from the sale of the notes to redeem all of the outstanding 5.875% Series A Preferred Units (the “Preferred Units”) of The Carlyle Group L.P. and the remaining proceeds, if any, will be used for general corporate purposes. Following the pricing of the offering, Carlyle issued a conditional redemption notice pursuant to the tax redemption provisions of the Preferred Units to redeem them in full on October 7, 2019 at a redemption price per unit of $25.339757, which is equal to $25.25 per Preferred Unit plus declared and unpaid distributions to, but excluding, the redemption date. Redemption of the Preferred Units is subject to a financing condition that the successful closing of the offering would satisfy.

The notes will be offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933.

The notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state laws.

This news release shall not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

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Media Contact:

Leigh Farris

+1 (212) 813-4815

leigh.farris@carlyle.com

Investor Contact:

Daniel Harris

+1 (212) 813-4527

daniel.harris@carlyle.com